FLIR Systems Announces Second Quarter 2011 Financial Results

Announces Acquisition of Aerius Photonics

PORTLAND, OR -- (Marketwire - July 22, 2011) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the second quarter ended June 30, 2011. Revenue was $390.0 million, up 18% compared to second quarter 2010 revenue of $331.1 million. Operating income in the second quarter was $41.7 million, compared to $89.8 million in the second quarter of 2010, and was impacted by a previously announced litigation settlement and related expenses, as well as delayed government procurement. Second quarter 2011 net income was $29.3 million, or $0.18 per diluted share, compared with net income of $59.5 million, or $0.37 per diluted share in the second quarter a year ago. Excluding the net after tax impact of the litigation settlement and related expenses, second quarter 2011 net income was $57.2 million, or $0.35 per diluted share.

Revenue from the Company's Commercial Systems division increased 32% from the second quarter of 2010, to $215.0 million. Within the Commercial Systems division, revenue from the Thermal Vision and Measurement segment was $164.8 million, an increase of 21% over the second quarter combined results of Thermography and CVS last year. Commercial Systems' Raymarine segment contributed $50.2 million of revenue during the quarter.

Revenue from the Company's Government Systems division increased 4% over the second quarter of 2010, to $174.9 million. Within the Government Systems division, revenue from the Surveillance segment was $141.5 million, a decrease of 16% from the second quarter of 2010 results of the Company's legacy Government Systems business. Revenues from Government Systems' other two segments, Detection and Integrated Systems were $17.2 and $16.2 million, respectively.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $486 million at June 30, 2011, a decrease of $42 million during the quarter. Backlog in the Government Systems division was $319 million, decreasing $41 million during the quarter as a result of procurement delays. Backlog in the Commercial Systems division was $167 million, down $1 million during the quarter.

FLIR today also announced that it has acquired Aerius Photonics, LLC, a leading provider of short-wavelength infrared (SWIR) detectors and advanced laser components, for $27 million in cash. Aerius Photonics, based in Ventura, California, specializes in the design, development, and manufacture of high-sensitivity photonic components for use in various applications in the commercial and military markets. Products include indium gallium arsenide (InGaAs)-based infrared detectors, high-powered vertical-cavity surface-emitting laser (VCSEL) diodes, ultra-lightweight laser rangefinders and altimeters, and infrared illuminators and pointers.

"The second quarter finished with solid results for our Commercial Systems division, which posted one of its best growth quarters along with substantially improved profitability. Our Government Systems division was impacted by order and shipment delays," noted Earl Lewis, President and CEO of FLIR. "We are excited to add Aerius to our Commercial Systems business. Aerius will enhance our ability to serve OEMs in numerous sectors as well as augment our multi-spectral systems development capabilities."

Revenue and Earnings Outlook for 2011
Based on financial results for the first half of 2011 and the outlook for the remainder of the year, FLIR is reducing its outlook for revenue and earnings per share for the full year 2011. Management currently expects revenue for 2011 to be in the range of $1.6 billion to $1.65 billion and net earnings to be in the range of $1.33 to $1.38 per diluted share, or $1.50 to $1.55 per diluted share excluding the net after tax impact of the litigation settlement and related expenses. This compares to the prior outlook of $1.7 billion to $1.75 billion in revenue and $1.70 to $1.75 in earnings per diluted share for the full year 2011.

Dividend Declaration
FLIR's Board of Directors has declared a quarterly cash dividend of $0.06 per share on FLIR common stock, payable September 9, 2011, to shareholders of record as of close of business on August 22, 2011.

Conference Call
FLIR has scheduled a conference call at 8:00 a.m. ET today. A simultaneous webcast of the conference call will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 11:00 a.m. ET at this same internet address. For a telephone replay, dial (855) 859-2056, Conference ID #83189472 after 11:00 a.m. ET.

About FLIR Systems
FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements
The statements in this release by Earl Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2011" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with U.S. export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                             FLIR SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                                 Three Months Ended      Six Months Ended
                                      June 30,               June 30,
                                --------------------  ---------------------
                                   2011       2010       2011       2010
                                ---------  ---------  ---------  ----------

Revenue                         $ 389,951  $ 331,133  $ 763,416  $  618,431
Cost of goods sold                185,416    147,810    363,236     269,754
                                ---------  ---------  ---------  ----------
    Gross profit                  204,535    183,323    400,180     348,677

Operating expenses:
  Research and development         39,201     28,309     76,461      53,112
  Selling, general and
   administrative                 123,651     65,199    205,390     121,407
                                ---------  ---------  ---------  ----------
    Total operating expenses      162,852     93,508    281,851     174,519

    Earnings from operations       41,683     89,815    118,329     174,158

Interest expense                      435        900        785       2,124
Interest income                       (86)      (192)      (348)       (446)
Other (income) expense, net        (2,115)    (1,734)    (1,270)     (1,787)
                                ---------  ---------  ---------  ----------

    Earnings from continuing
     operations before income
     taxes                         43,449     90,841    119,162     174,267

Income tax provision               13,687     31,387     37,536      58,918
                                ---------  ---------  ---------  ----------

    Earnings from continuing
     operations                    29,762     59,454     81,626     115,349

Loss from discontinued
 operations, net of tax              (453)        --     (1,002)         --
                                ---------  ---------  ---------  ----------

    Net earnings                $  29,309  $  59,454  $  80,624  $  115,348
                                =========  =========  =========  ==========

Basic earnings per share:
  Earnings from continuing
   operations                   $    0.19  $    0.38  $    0.51  $     0.75
  Discontinued operations           (0.00)        --      (0.01)         --
                                ---------  ---------  ---------  ----------
    Basic earnings per share    $    0.18  $    0.38  $    0.51  $     0.75
                                =========  =========  =========  ==========

Diluted earnings per share:
  Earnings from continuing
   operations                   $    0.18  $    0.37  $    0.50  $     0.72
  Discontinued operations           (0.00)        --      (0.01)         --
                                ---------  ---------  ---------  ----------
    Diluted earnings per share  $    0.18  $    0.37  $    0.50  $     0.72
                                =========  =========  =========  ==========

Weighted average shares
 outstanding:
  Basic                           159,796    154,495    159,599     153,702
                                =========  =========  =========  ==========
  Diluted                         162,550    161,643    162,427     161,626
                                =========  =========  =========  ==========

                             FLIR SYSTEMS, INC.

                         CONSOLIDATED BALANCE SHEETS
                          (In thousands)(Unaudited)

                                                     June 30,   December 31,
                                                       2011         2010
                                                   ------------ ------------
                      ASSETS

Current assets:
  Cash and cash equivalents                        $    235,622 $    193,137
  Accounts receivable, net                              328,047      339,723
  Inventories                                           322,447      303,156
  Prepaid expenses and other current assets             109,673       95,663
  Deferred income taxes, net                             24,295       23,128
                                                   ------------ ------------
    Total current assets                              1,020,084      954,807

Property and equipment, net                             186,334      189,119
Deferred income taxes, net                               22,746       22,742
Goodwill                                                493,396      482,019
Intangible assets, net                                  170,794      177,385
Other assets                                             37,261       31,280
                                                   ------------ ------------
                                                   $  1,930,615 $  1,857,352
                                                   ============ ============

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                 $     88,075 $     85,881
  Deferred revenue                                       20,046       17,867
  Accrued payroll and related liabilities                46,822       54,894
  Accrued product warranties                             15,941       15,711
  Advance payments from customers                        14,968       22,616
  Accrued expenses                                       33,461       36,578
  Accrued income taxes                                    1,239        8,218
  Other current liabilities                               4,592        8,186
                                                   ------------ ------------
    Total current liabilities                           225,144      249,951

Deferred income taxes                                    13,360       13,163
Accrued income taxes                                     21,560       19,793
Pension and other long-term liabilities                  52,421       51,897

Commitments and contingencies

Shareholders' equity                                  1,618,130    1,522,548
                                                   ------------ ------------
                                                   $  1,930,615 $  1,857,352
                                                   ============ ============

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com